MG Small Cap Fund 10f3

Transactions Q3 2000



	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Sunrise Telecom Inc.	Agilent Technologies (IPO Spin-off)	Rhythm NetConnections (SE**)
Underwriters

Chase Securities, CIBC

World Markets, US Bancorp

Piper Jaffray, FleetBoston Robertson Stephens, Bear

Stearns, Dain Rauscher

Wessels, DB Alex Brown, Lehman Bros, PaineWebber,

Wit SoundView, Thomas

Weisel Partners, Gerard

Klauer Mattison,

Parker/Hunter, Robinson Humphrey, Sands Bros, CE Unterberg Towbin

		Morgan Stanley Dean Witter, Goldman Sachs, CS First Boston, Merrill Lynch, Salomon Smith Barney, etc. including Deutsche Bank Securities Inc.	Merrill Lynch, Salomon Smith Barney, Hambrecht & Quist, Thomas Weisel, etc., including Deutsche Bank Securities Inc.
Yrs of continuous operation, including predecessors	>3	>3	>2
Security	SRTI	A	RTHM
Is the affiliate a manager or co-manager of offering?	No	No	No
Name of underwriter or dealer from which purchased	Chase Hambrecht & Quist	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	7/13/2000	11/17/1999	8/11/1999
Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 60,000,000	$ 2,160,000,000	$ 114,893,998
Total	$ 60,000,000	$ 2,160,000,000	$ 114,893,998
Public offering price	$ 15.00	$ 30.00	$ 29.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 1.05 (7%)	$ 1.275 (4.25%)	$ 1.38 (4.75%)
Shares purchased	1,600	n/a	n/a
$ amount of purchase	$ 24,000	n/a	n/a
% of offering purchased by fund	0.040%	n/a	n/a
% of offering purchased by associated funds*	0.088%	n/a	n/a
Total	0.128%	n/a	n/a
*Small Cap Active Equity
** Secondary Offering